Exhibit 15.1

Harney Westwood & Riegels 3501 The Center 99 Queen's Road Central Hong Kong Tel: +852 5806 7800 Fax: +852 5806 7810

Date: 27 April 2023

056790.0002

KE Holdings Inc. 贝壳控股有限公司

the offices of Harneys Fiduciary (Cayman) Limited, 4/F, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands

Dear Sir or Madam

KE Holdings Inc. 贝壳控股有限公司 (the Company)

We have acted as legal advisers as to the laws of the Cayman Islands to the Company, an exempted company incorporated with limited liability in the Cayman Islands, in connection with the filing by the Company with the United States Securities and Exchange Commission (the SEC) of an annual report on Form 20-F for the year ended 31 December 2022 (Form 20-F).

We hereby consent to the reference of our name under the heading “Item 10. Additional Information—E. Taxation—Cayman Islands” in the Form 20-F and further consent to the incorporation by reference in KE Holdings Inc.’s Registration Statement on Form F-3 (File No. 333-264782) of the summary of our opinion under the heading “Item 10. Additional Information—E. Taxation—Cayman Islands.”

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Harney Westwood & Riegels

Harney Westwood & Riegels